Exhibit 99.1

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

October 23, 2006

MIDWEST AIR GROUP INCREASES SIZE OF BOARD
AND ELECTS NEW DIRECTOR

Milwaukee, Wisconsin, October 23, 2006 – Midwest Air Group, Inc. (AMEX: MEH) – the holding company of Midwest Airlines – today announced that it has increased the number of directors on its board from eight to nine, and elected James R. Boris to the new position.

Boris is currently chairman of JB Capital Management, LLC, a private investment firm. He began his distinguished financial services career in 1971 as a stockbroker with PaineWebber. He later became an executive vice president and member of the board of directors of PaineWebber, Shearson Lehman Brothers and Kemper Financial Companies, as well as president of Canaan Capital Corporation and chairman and chief executive officer of Invest Financial Corporation. From 1990 until his retirement in 1999, he was chairman and chief executive officer of EVEREN Capital Corporation – the holding company for EVEREN Securities – and its predecessor firms.

He graduated from Gannon University in Erie, Pennsylvania, in 1966 and received a master’s degree in business administration from Gannon in 1973. In 1990, he received the Distinguished Alumni Award and in 1997 was awarded an honorary Doctor of Laws degree from Gannon. Boris was honored with the Distinguished Pennsylvanian Award in 1994. He served with the U.S. Army in Vietnam prior to beginning his business career.

Boris serves on the boards of directors of Peoples Energy Corporation, Smurfit-Stone Container Corporation and the Chicago Board Options Exchange. He is a member of The Commercial Club of Chicago.

“We’re very pleased to welcome Jim Boris to our board,” said Timothy E. Hoeksema, chairman and chief executive officer. “His expertise and experience will be a welcome addition in our efforts to provide shareholders with a rewarding investment experience despite the challenging industry environment.”

Midwest Airlines features jet service throughout the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at midwestairlines.com.

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